Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of DecisionPoint Systems, Inc. (the “Company”), pertaining to the DecisionPoint Systems, Inc. 2014 Equity Incentive Plan, of our report dated March 29, 2023, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

April 13, 2023